Exhibit 10.29
AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT
This Amendment No. 1 to Employment Agreement (this “Agreement”) is effective as of February 6, 2025 by and between GREEN PLAINS INC., an Iowa corporation (the “Company”), and Grant Kadavy, an individual (“Executive”).
WHEREAS, Executive entered into an Employment Agreement dated October 2, 2022 with the Company (the “Employment Agreement”); and
WHEREAS, Executive and Company have negotiated certain changes to the Employment Agreement as set forth herein.
NOW THEREFORE, for good and valuable consideration, the parties hereto agree as follows:
1. Section 7.2(b) is amended and restated as:
(b)all options and other equity awards, whether made pursuant to this agreement or otherwise, shall be paid in the cash equivalent as if fully vested (with PSUs vested at the target level) on the termination date, at a price of $9 per share, subject to all applicable withholdings required by law.
This Amendment constitutes the full and complete understanding and agreement of the parties hereto with respect to the sections of the Employment Agreement covered herein and therein and supersedes all prior oral or written understandings and agreements with respect to such specific subject matter. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Counterparts and signatures transmitted by facsimile shall be valid, effective and enforceable as originals.

IN WITNESS WHEREOF, Executive has signed this Amendment personally and the Company has caused this Agreement to be executed by its duly authorized representative.

GREEN PLAINS INC.
By: /s/ Todd Becker Name: Todd Becker Title: Chief Executive Officer
Executive /s/ Grant Kadavy Grant Kadavy, individually

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